Exhibit 35.1

Servicer Compliance Statement of Nissan Motor Acceptance Corporation

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Mark Kaczynski, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1)           The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period February 19, 2014 through March 31, 2014 (the “Reporting Period”), and of its performance pursuant to the Sale and Servicing Agreement, dated as of February 19, 2014 (the “Agreement”), by and among the Company, individually and as servicer, Nissan Auto Receivables Corporation II, as seller, and Nissan Auto Receivables 2014-A Owner Trust, to be conducted under his supervision; and

(2)           To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 27th day of June, 2014.

                         /s/ Mark Kaczynski_________________
                         Mark Kaczynski
                         President and Chief Executive Officer